SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant [X]

      Filed by a party other than the registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary proxy statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [   ]  Preliminary proxy statement revised

      [X]  Definitive proxy statement

      [   ]  Definitive additional materials

      [   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

DETROIT DIESEL CORPORATION

(Name of Registrant as Specified in Its Charter)
DETROIT DIESEL CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [X]  No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, schedule or registration statement no.:

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      (4)  Date filed:

[DETROIT DIESEL CORPORATION LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, APRIL 19, 2000

TIME:	9:30 AM EASTERN DAYLIGHT TIME

LOCATION:	DETROIT DIESEL CORPORATION 13400 OUTER DRIVE, WEST DETROIT, MICHIGAN USA

To Detroit Diesel Stockholders,

      We invite you to attend our 2000 Annual Meeting of Stockholders next month at our world headquarters in Detroit. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect three directors to three-year terms on the Board of Directors. The board has nominated for re-election Gary G. Jacobs, Joseph F. Welch and R. Jamison Williams, Jr., all current directors.

2.	Ratify the board’s appointment of Deloitte & Touche LLP as the company’s independent auditors for fiscal year 2000. Deloitte & Touche LLP served in this same capacity in fiscal 1999, with the stockholders’ approval.

      You may vote on these proposals in person or by proxy. (See the attached proxy statement for more details on voting by proxy.) If you cannot attend the meeting, we urge you to complete and return the enclosed proxy promptly in the enclosed self-addressed, stamped envelope, so that your shares will be represented and voted at the meeting in accordance with your instructions. Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 15, 2000, will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

MARY LOU PERNICANO
Secretary

Detroit, Michigan

March 24, 2000

CONTENTS

INTRODUCTION	1

This Proxy Solicitation	1

The Annual Meeting	1

Stockholders	1

VOTING	2

How to Vote Your Shares	2

How to Vote under 401(k) Plans	2

Where to Find Voting Results	2

PROPOSALS	3

Election of Directors	3

Approval of Independent Auditors	3

Other Matters	3

BOARD OF DIRECTORS	4

Directors Continuing in Office	4

Meetings and Committees	5

Director Compensation	5

Compensation Committee Interlocks and Insider Participation	5

Section 16(a) Beneficial Ownership Reporting Compliance	5

EXECUTIVE COMPENSATION	6

Salary and Bonus	6

Stock Options	6

Other Compensation and Benefits	6

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	7

Objectives	7

Program Components	7

Chief Executive Officer Compensation	8

CERTAIN STOCKHOLDERS	9

Diesel Project Development and Its Affiliates	9

Penske Corporation and Its Affiliates	9

Appendix A — Performance Graph	10

Appendix B — Stockholdings	11

Appendix C — Executive Compensation	13

DETROIT DIESEL CORPORATION

13400 Outer Drive, West
Detroit, Michigan 48239-4001

PROXY STATEMENT

March 24, 2000

INTRODUCTION

      The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.

This Proxy Solicitation

      There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

      This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote. It is divided into five sections following this Introduction:

•  “Voting”, page 2.

•  “Proposals”, page 3.
•  “Board of Directors”, page 4.
•  “Executive Compensation”, page 6.
•  “Certain Stockholders”, page 9.

      We have supplemented these sections with tables and other information, all of which appear in the appendixes, beginning on page 10. For your reference, a table showing the performance of the company’s stock over the past four years is included in Appendix A.

      The company will pay for soliciting these proxies. The company’s directors, officers and employees may solicit proxies in person or by telephone, mail, e-mail, telecopy, telegraph or letter. The company has also retained ChaseMellon Shareholder Services, L.L.C. to assist in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $3,500, plus reasonable out-of-pocket expenses. The company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

The Annual Meeting

      As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, April 19, 2000, at our world headquarters in Detroit, Michigan. The company’s bylaws require that a majority of the company’s common stock be represented at the Annual Meeting, whether in person or by proxy, in order to transact business.

      Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the Annual Meeting. Abstentions will also be counted when tabulating the votes cast on the proposals (other than the election of directors), but broker non-votes will not be.

      Representatives of Deloitte & Touche LLP, the company’s independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

      There were no stockholder proposals submitted for the Annual Meeting. The company must receive stockholder proposals for the 2001 Annual Stockholders Meeting at its principal executive offices by November 15, 2000.

Stockholders

      On March 15, 2000, the company had issued and outstanding 23,294,091 shares of common stock and there were approximately 2,400 stockholders. Based on the latest information provided to the company, Penske Corporation beneficially owns approximately 48% of the company’s outstanding common stock, and Diesel Project Development, Inc. beneficially owns approximately 21%.

VOTING

      You are entitled to one vote at the Annual Meeting for each share of the company’s common stock that you owned of record at the close of business on March 15, 2000. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

How to Vote Your Shares

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.

      The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The board has appointed Charles G. McClure and Robert E. Belts to serve as the proxies for the Annual Meeting.

      Your proxy will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares for the election of the nominated directors and for the ratification of the company’s independent auditors. If any nominee for election to the board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

      You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the company’s Secretary in writing.
•	Submitting a later dated proxy.
•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must vote your shares.

How to Vote under 401(k) Plans

      If you are a company employee participating in any of the company’s 401(k) plans, then you may be receiving this material because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

      The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Where to Find Voting Results

      The company will publish the voting results in its Form 10Q for the first quarter of 2000, which it will file with the Securities and Exchange Commission in May 2000. You will also find the results in the investor information section of the company’s home page on the World Wide Web (www.detroitdiesel.com).

PROPOSALS

      The board has nominated three current directors — Gary G. Jacobs, Joseph F. Welch and R. Jamison Williams, Jr. — for new, three-year terms and recommends that you vote for their re-election. In addition, the board has approved Deloitte & Touche LLP as the company’s independent auditors for fiscal year 2000 and recommends that you ratify the board’s selection.

Election of Directors

      The first proposal on the agenda for the Annual Meeting will be electing three directors to serve as Class I directors for three-year terms beginning at this Annual Meeting and expiring at the 2003 Annual Stockholders Meeting. (For a description of the three classes of directors, see the “Board of Directors” section beginning on page 4.) The three nominees receiving the greatest number of votes cast will be elected.

      The Board of Directors has nominated Gary G. Jacobs, Joseph F. Welch and R. Jamison Williams, Jr. for re-election as Class I directors. The following is a brief biography of each nominee. You will find information on their holdings of the company’s stock in Appendix B.

      Gary G. Jacobs is 58 years old. He has been a director of the company since January 1994, and his current term as a Class I director expires in 2000. He is the President and Chief Executive Officer of Laredo National Bancshares, Inc. (a bank holding company) and Chairman, President and Chief Executive Officer of The Laredo National Bank.

      Joseph F. Welch is 65 years old. He has been a director of the company since January 1994, and his current term as a Class I director expires in 2000. He is the Chairman and Chief Executive Officer of The Bachman Company, a producer of snack foods.

      R. Jamison Williams, Jr. is 58 years old. He has been a director of the company since 1988, and his current term as a Class I director expires in 2000. He is a Senior Partner in the law firm of Williams, Williams, Ruby & Plunkett, P.C., in Birmingham, Michigan. Mr. Williams beneficially owns approximately 30% of the outstanding common stock of Clarke Detroit Diesel-Allison, Inc., an authorized Detroit Diesel distributor which in 1999 purchased from the company approximately $31 million of products and received from the company approximately $6 million for the performance of warranty services.

      The Board of Directors recommends that you vote FOR the election of Gary G. Jacobs, Joseph F. Welch and R. Jamison Williams, Jr.

Approval of Independent Auditors

      The next proposal on the agenda for the Annual Meeting will be ratifying the board’s appointment of Deloitte & Touche LLP as the company’s independent auditors for fiscal year 2000.

      Deloitte & Touche LLP served in this capacity for fiscal 1999, and has reported on the company’s 1999 consolidated financial statements. The Audit Committee recommended to the board that Deloitte & Touche LLP be reappointed for fiscal year 2000.

      The Board of Directors recommends that you vote FOR the ratification of Deloitte & Touche LLP as the company’s independent auditors for fiscal year 2000.

Other Matters

      Neither the company nor its directors intend to bring before the Annual Meeting any matters other than the election of the three directors and the ratification of the company’s independent auditors. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting.

BOARD OF DIRECTORS

      The Board of Directors consists of eleven directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the Annual Meeting, and the nominees for election are all currently Class I directors.

Directors Continuing in Office

      The Class II and III directors will continue in office following this Annual Meeting, and their terms will expire in 2001 (Class II) or 2002 (Class III). The following are brief biographies of each of these directors. You will find information on their holdings of the company’s stock in Appendix C.

      Eckhard Cordes is 49 years old. He has been a director of the company since March 1997, and his current term as a Class III director expires in 2002. Mr. Cordes is a Member of the DaimlerChrysler Board of Management, responsible for Corporate Development and Information Technology. Before that, he was a Senior Vice President, Corporate Development of Daimler-Benz AG from 1995 to 1996.

      John E. Doddridge is 59 years old. He has been a director of the company since January 1994, and his current term as a Class II director expires in 2001. Mr. Doddridge is the Chairman and Chief Executive Officer of Intermet Corp., a publicly-traded metal casting company.

      Richard M. Donnelly is 56 years old. He has been a director of the company since 1999, and his current term as a Class III director expires in 2002. Mr. Donnelly is the President of Donnelly Associates, which focuses on strategies for manufacturing, restructuring and globalization. Before that, he was Vice President and Group Executive for Manufacturing & Quality for International Operations at General Motors Corporation from 1998 to 1999 and President, General Motors Europe from 1994 to 1998. Mr. Donnelly is also a member of the Board of Directors of Brown & Sharpe Manufacturing Company.

      William E. Hoglund is 65 years old. He has been a director of the Company since 1990, and his current term as a Class III director expires in 2002. Mr. Hoglund retired as Executive Vice President of General Motors Corporate Affairs and Staff Support Group in 1994. Mr. Hoglund is also a member of the Boards of Directors of Capital Automotive REIT and Mead Corporation, as well as the Sloan Foundation.

      Ludvik F. Koci is 63 years old. He has been a director of the company since its organization in 1987, and his current term as a Class II director expires in 2001. Mr. Koci has been Vice Chairman of the company since November 1997. Before that, he had been President and Chief Operating Officer of the company from 1989 to 1997 and Executive Vice President from the company’s organization in 1987 to 1989. Prior to the company’s commencement of operations in January 1988, Mr. Koci had been employed by General Motors since 1954. Mr. Koci is also a member of the Board of Directors of Wabash National Corporation, Focus Hope and a number of charitable and religious organizations.

      Charles G. McClure is 46 years old. Mr. McClure is President and Chief Executive Officer of the company. He has been a director since 1997, and his current term as a Class II director expires in 2001. Before joining the company in 1997, Mr. McClure had been President, and previously Vice President and General Manager, of The Americas Division of Johnson Controls, Inc. from 1995 to 1997. Mr. McClure is also a director of Williams Controls, Inc.

      Roger S. Penske is 63 years old. He has been Chairman and a director of the company since its organization in 1987, and his current term as a Class III director expires in 2002. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation. Penske Corporation is a privately-owned diversified transportation services company which (among other things) holds, through its subsidiaries, interests in a number of businesses, including Penske Truck Leasing Co., L.P., United Auto Group, Inc., International Speedway Corporation, and Diesel Technology Company. Mr. Penske is also a member of the Boards of Directors of General Electric Company, United Auto Group, Inc., International Speedway Corporation and Delphi Automotive Systems Corporation.

      Dieter E. Zetsche is 46 years old. He has been a director of the company since January

2000, and his term as a Class II director expires in 2001. Mr. Zetsche is a member of DaimlerChrysler’s Board of Management, responsible for its Commercial Vehicles Division. Before that, he was a member of DaimlerChrysler’s Board of Management, responsible for its Sales Division from 1998 to 1999; a member of the Board of Management of Daimler-Benz AG, responsible for its Sales Division from 1997 to 1998; and a member of the Board of Management of Mercedes-Benz AG, responsible for its Sales Division from 1995 to 1997. Mr. Zetsche is also a member of the Supervisory Boards of debis AG, Deutsche BP, Hamburg and DEKRA, Stuttgart.

Meetings and Committees

      During 1999, the Board of Directors held five meetings and took action by written consent twice in lieu of additional meetings.

      The Board of Directors has a standing Audit Committee, consisting of Gary G. Jacobs (Chairman), Joseph F. Welch and R. Jamison Williams, Jr. During 1999, the Audit Committee held three meetings. The duties of the Audit Committee are generally:

•	to recommend to the board independent auditors to audit annually the company’s books and records,

•	to review the activities and the reports of the company’s independent auditors, and

•	to report the results of its review to the board.

The Audit Committee also periodically reviews the activities of the company’s internal audit staff and the adequacy of the company’s internal controls.

      The board also has a standing Compensation Committee, consisting of John E. Doddridge (Chairman), Eckhard Cordes, Richard M. Donnelly and William E. Hoglund. During 1999, the Compensation Committee held two meetings. The duties of the Compensation Committee are generally:

•	to recommend to the board the remuneration arrangements for senior management and directors,

•	to recommend to the board compensation plans in which officers or directors are eligible to participate, and

•	to grant awards under the company’s stock incentive plan.

      The company has no nominating committee.

      Mr. Cordes missed four board meetings and two Compensation Committee meetings.

Director Compensation

      Directors who are not employees of the company or DaimlerChrysler receive directors’ fees of $50,000 per year, plus $1,000 per day of attendance at committee or other meetings relating to company business (other than for a day on which there is a board meeting). These directors may elect to defer their compensation under the company’s Deferred Compensation Plan for Directors, a non-qualified benefits plan for non-employee directors, into a cash account or a unit account. Amounts deferred into a unit account are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock. In addition, the company reimburses its directors for expenses, including travel, they incur in connection with attending meetings.

Compensation Committee Interlocks and

Insider Participation

      During 1999, the Compensation Committee consisted of John E. Doddridge, Richard M. Donnelly, William E. Hoglund and Eckhard Cordes. Mr. Cordes is a Member of the DaimlerChrysler Board of Management, responsible for Corporate Development and Information Technology. Kurt J. Lauk, a former member of the company’s board, also served on the company’s Compensation Committee in 1999, when he was the Head of the Commercial Vehicle Division of DaimlerChrysler and a Member of its Board of Management. You will find more information regarding certain relationships between the company and Diesel Project Development, and its affiliates (including DaimlerChrysler), in the “Certain Stockholders” section beginning on page 19.

Section 16(a) Beneficial Ownership Reporting Compliance

      A. Gordon Clark, Senior Vice President – Sales, filed a statement of beneficial ownership on Form 4 with the Securities and Exchange Commission late.

EXECUTIVE COMPENSATION

      This section provides summary information regarding the compensation of Roger S. Penske, Chairman; Ludvik F. Koci, Vice Chairman; Charles G. McClure, President and Chief Executive Officer; Robert R. Allran, Executive Vice President – Engineering and Operations; and Calvin C. Sharp, Senior Vice President-Administration.

      This section also includes a report of the board’s Compensation Committee (see page 7), which discusses the general compensation principles used by the committee for senior executive officers, as well as the specific factors used to determine the chief executive officer’s compensation.

Salary and Bonus

      Messrs. Penske, Koci, McClure, Allran and Sharp had their salaries reviewed or increased in 1999. This is consistent with the company’s compensation principles for executive officers, since their salaries had been reviewed in late 1997. Messrs. Penske, Koci, McClure, Allran and Sharp received bonuses for 1999. You will find additional information regarding this group’s salaries and bonuses in Appendix C.

Stock Options

      Messrs. Penske, Koci, McClure, Allran and Sharp did not receive options during 1999. You will find additional information regarding options held by this group of executive officers in Appendix C.

Other Compensation and Benefits

      This group of executive officers receives medical, group life insurance and other benefits (including matching contributions under the company’s 401(k) plans) that are available generally to all of the company’s salaried employees. They also participate in the company’s salaried employees pension plan, which is qualified under Section 401(a) of the Internal Revenue Code, and receive certain other perquisites. In addition, the named executive officers are eligible to defer their bonuses under the Deferred Compensation Plan for Executive Officers, a non-qualified benefits plan for designated executive officers, into a cash account or a unit account. Amounts deferred into a unit account are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock.

      You will find additional information regarding the other compensation and benefits in Appendix C.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, oversees the company’s programs for compensating executive officers and other key management employees and approves the salaries and other incentive awards to senior executives.

Objectives

      The company has developed a comprehensive compensation program designed to attract, reward and retain key management employees and to motivate them to achieve individual and corporate performance goals. The company believes that a substantial portion of total compensation should be linked to specific, measurable financial results that are intended to create shareholder value. In keeping with this philosophy, in 1999 the committee approved revisions to the executive bonus incentive programs to increase the focus on bottom-line profitability and, in addition, the implementation of a long-term incentive component for certain senior executives. These new initiatives are expected to further align management’s interests with shareholders’ interests and long-term shareholder value.

Program Components

      The primary components of the company’s executive compensation program are base salary, cash bonuses and stock incentives. Executives also participate in benefit plans available to all salaried employees.

      In 1999, base salaries for senior executive officers reflected their level of responsibility and experience, taking into account, among other things, the individual’s initiative, contributions to the company’s overall performance, managerial ability and handling of special projects. These same factors are applied by management’s Executive Committee, consisting of the Chairman, Vice Chairman and President, with the assistance of other senior executive officers and the personnel administration department, to establish base salaries for other key management employees. Base salaries for senior executives and key management employees generally are reviewed every 18 months for possible adjustment, but are not necessarily changed that often. The committee also relies on industry comparisons to ensure that the base salaries, benefits and other perquisites provided to senior executive officers remain competitive in keeping with the objectives of attracting and retaining talented and able leaders.

      The committee established cash bonuses for the Chairman, Vice Chairman and President based upon a specified percentage of pre-tax earnings. For other key management employees, the committee approved a collective bonus pool of 5% of the company’s earnings before interest and taxes. Early in 1999, each key management employee was allocated a target bonus based upon the projected bonus pool and subject to adjustment for the following performance measures: overall corporate profitability; performance of the product line or functional area to which the employee is assigned; and employee-specific performance goals and challenges subjectively evaluated by upper management. An employee could receive up to 115% of the target bonus if company profitability exceeded the projected corporate profitability established by the business plan, but no bonuses would be paid under this bonus plan unless the company achieved at least 50% of projected corporate profitability. Senior management recommended to the committee bonuses under this plan for 1999, which the Committee reviewed and approved without objection or change.

      At the 1999 annual meeting, shareholders approved the Detroit Diesel Corporation 1998 Stock Incentive Plan, submitted following the exhaustion of all stock incentives available under the 1993 Stock Incentive Plan. The stated purpose of both stock incentive plans is to provide financial incentives to selected key management employees of the company and its subsidiaries to promote long-term growth and financial success of that group by (i) attracting and retaining employees of outstanding ability, (ii) strengthening that group’s capability to develop, maintain and direct a competent management team, (iii) providing an effective means for that group to acquire an ownership interest in the company, (iv) motivating key employees to achieve long-range performance goals and objectives, and (v) providing incentive compensation competitive with other similar companies. The Compensation Committee administers the stock incentive plans and makes grants under the plans, except that the full board of directors makes grants to senior executive officers who are also directors. All grants under the stock incentive plans are approved by a majority of the members of the committee or the board of directors, as the case may be, who are “Non-Employee Directors” as that term is used in Rule 16b-3 of the Securities Exchange Act of 1934. Awards under the stock incentive plans can consist of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards and deferred stock awards.

      Grants under the 1993 Stock Incentive Plan were made in 1993, 1995, 1996, 1997 and 1998. No awards were made under the plans in 1999.

      At various times in the past, the company has adopted certain broad-based employee benefit plans in which the senior executive officers and other key management employees have been permitted to participate, including the salaried employees’ pension plan, the salaried employees’ 401(k) savings plan with certain matching company contributions, and the life, health and disability benefit plans available to all salaried employees. The company also provides to certain executives a Supplemental Executive Retirement Plan designed to restore certain pension benefits lost due to federal limitations on distributions. This plan is an unfunded, nonqualified plan for a limited number of key senior executives designated by the committee. Key management employees also receive a company provided automobile for business and personal use and some senior executives are eligible for certain other perquisites. Other than with respect to common stock held as an investment option under the 401(k) savings plan, benefits under these plans are not directly or indirectly tied to company performance.

Chief Executive Officer Compensation

      In October 1999, the board conferred the responsibilities attributable to the function of chief executive officer of the company to Charles G. McClure, President. Roger S. Penske remains Chairman of the Board. The committee approved the 1999 bonus plan for the Chairman, Vice Chairman and President based upon a specified percentage of the company’s 1999 pre-tax earnings and increased Mr. McClure’s percentage commensurate with his new responsibilities. Mr. Penske, who was Chief Executive Officer until October 1999, received a bonus of $780,000 for 1999, and Mr. McClure, who was Chief Executive Officer after October 1999, received a bonus of $585,000, both of which reflect the implementation of the committee’s approved plan.

By the Compensation Committee:

John E. Doddridge (Chairman)
Eckhard Cordes
Richard M. Donnelly
William E. Hoglund

CERTAIN STOCKHOLDERS

      You will find additional information regarding Penske Corporation and Diesel Project Development, Inc. in Appendix C.

Diesel Project Development and Its Affiliates

      In 1999, the company and its affiliates had business relationships with Diesel Project Development and its affiliates, including DaimlerChrysler, MTU Motoren- und Turbinen-Union Friedrichshafen GmbH, and Freightliner Corporation.

      Under the company’s financing agreement with Diesel Project Development, DDC Holdings, Inc. (a subsidiary of Penske Corporation) has agreed to vote for the election to the company’s board of a number of nominees designated by Diesel Project Development in proportion to Diesel Project Development’s percentage interest in the total number of outstanding shares of the company’s stock. One Diesel Project Development nominee will also be a member of the board’s Compensation Committee. Diesel Project Development has agreed to vote its shares of the company’s stock for DDC Holdings’ nominees, consistent with Diesel Project Development’s rights to board representation.

      Eckhard Cordes and Dieter Zetsche are the nominees of Diesel Project Development serving on the board pursuant to this voting agreement. Mr. Cordes is a member of the board’s Compensation Committee. Under the financing agreement, Diesel Project Development’s consent is required on significant business matters, including the company’s business plan, certain debt and equity issuances, acquisitions and major investments, and transactions with affiliates.

      The company paid DaimlerChrysler and its affiliates $5.8 million in 1999 for service parts pursuant to a North American distribution agreement for parts and service for certain Mercedes-Benz industrial diesel engines and other miscellaneous items. In 1999, the company sold approximately $163.8 million of engines and related parts to DaimlerChrysler and approximately $667.8 million to Freightliner.

      In 1999, the company paid MTU $39.6 million for engine blocks for the Series 149 engine, parts for the DDC/MTU Series 2000 engines and MTU/DDC Series 4000 engines, engines and service parts pursuant to an agreement for MTU products and services in North America, and other miscellaneous items, and received from MTU approximately $2.4 million as reimbursement for warranty services on MTU engines. The company will pay MTU approximately $9.7 million over the next several years related to the allocation of costs incurred under license agreements for the DDC/MTU Series 2000 engines and MTU/DDC Series 4000 engines.

Penske Corporation and Its Affiliates

      The company and its affiliates had business relationships with Penske Corporation and its affiliates, including Diesel Technology Company, in 1999. The company paid $105.4 million to Diesel Technology for products. The company also paid approximately $21.9 million in 1999 to Penske Corporation and its affiliates for logistics services, vehicle lease charges, sales incentives, office rent, charges associated with the use of aircraft, the use and acquisition of demonstration products, and for various miscellaneous services. The company rendered miscellaneous services to Penske Corporation and its affiliates for which it was paid approximately $48,000 in 1999.

By Order of the Board of Directors

MARY LOU PERNICANO
Secretary

Dated: March 24, 2000

APPENDIX A — PERFORMANCE GRAPH

      The following graph compares the cumulative total return on the company’s common stock with the cumulative total return on the New York Stock Exchange Composite Index and the Standard & Poor’s Heavy-Duty Trucks & Parts Index. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the common stock or the referenced indexes.

Comparison of Cumulative Total Return

for the Period from December 29, 1995, to December 31, 1999

			S & P Heavy-Duty Trucks
	Detroit Diesel Corporation	NYSE Composite Index	& Parts Index

12/29/95	100.00	100.00	100.00
12/31/96	123.46	119.06	121.04
12/31/97	127.48	155.44	204.18
12/31/98	111.06	180.82	165.54
12/31/99	103.01	197.35	202.30

	12/29/95	12/31/96	12/31/97	12/31/98	12/31/99

Detroit Diesel Corporation	$100.00	$123.46	$127.48	$111.06	$103.01
NYSE Composite Index	$100.00	$119.06	$155.44	$180.82	$197.35
S&P Heavy-Duty Trucks & Parts Index	$100.00	$121.04	$204.18	$165.54	$202.30

APPENDIX B — STOCKHOLDINGS

      This Appendix B contains stockholding information for persons known to the company to own five percent or more of the company’s common stock, the nominees for election as directors, the directors continuing in office, and the company’s executive officers.

      Ownership of the company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

      In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him. Shares shown as beneficially owned by the company’s executive officers includes shares that they have the right to acquire by exercising options on or before May 15, 2000. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the company’s common stock outstanding on March 15, 2000 (23,294,091 shares).

Certain Stockholders

      The following table shows the beneficial ownership of the company’s common stock as of March 15, 2000, for persons known to the company to own five percent or more of the company’s common stock.

	Shares
	Beneficially Owned

Name and Address	Number	Percent

Penske Corporation	11,240,000	48%
13400 Outer Drive, West Detroit, Michigan 48239

Diesel Project Development, Inc.	4,935,361	21%
1201 North Market Street, 14th Floor Wilmington, Delaware 19801

      The shares shown in this table as beneficially owned by Penske Corporation may also be considered to be beneficially owned by Roger S. Penske, although Mr. Penske disclaims beneficial ownership. DDC Holdings, Inc., a wholly-owned indirect subsidiary of Penske Corporation, is the record owner of this common stock. Mr. Penske, who may be considered to beneficially own approximately 57% of Penske Corporation’s stock, is a director and the chief executive officer of Penske Corporation and DDC Holdings. Mr. Penske also beneficially owns 121,750 shares of the company’s common stock. DDC Holdings’ address is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. Mr. Penske’s address is 13400 Outer Drive, West, Detroit, Michigan 48239.

      The shares shown in this table as beneficially owned by Diesel Project Development may also be considered to be beneficially owned by DaimlerChrysler AG, since Diesel Project Development is a wholly-owned indirect subsidiary of DaimlerChrysler. DaimlerChrysler’s address is Epplestrasse 225, 70546 Stuttgart, Germany.

Nominees, Continuing Directors and Executive Officers

      The following table contains stockholding information for the nominees for election as directors, the directors continuing in office, and the company’s executive officers.

				Shares of
				Common Stock
				Beneficially Owned
			Term to
Name	Age	Positions with Company	Expire	Number	Percent

Nominees for Election as Directors

Gary G. Jacobs	58	Director	2003	3,800	*

Joseph F. Welch	65	Director	2003	7,779	*

R. Jamison Williams, Jr.	58	Director	2003	8,100	*

Directors Continuing in Office

Eckhard Cordes	49	Director	2002	0	*

John E. Doddridge	59	Director	2001	7,566	*

Richard M. Donnelly	56	Director	2002	744	*

William E. Hoglund	65	Director	2002	8,378	*

Ludvik F. Koci	63	Vice Chairman and Director	2001	165,143	*

Charles G. McClure	46	President, Chief Executive Officer and Director	2001	22,652	*

Roger S. Penske	63	Chairman and Director	2002	128,000	*

Dieter E. Zetsche	46	Director	2001	0	*

Other Executive Officers

Robert R. Allran	56	Executive Vice President – Engineering and Operations	—	56,324	*

Calvin C. Sharp	48	Senior Vice President – Administration	—	12,314	*

All Directors and Executive Officers as a Group (18 Persons)				531,570	2%

* Under 1%.

      The amount shown in this table for Mr. Penske includes 3,000 shares owned by Mr. Penske as custodian for three of his children, but does not include shares for which Mr. Penske disclaims beneficial ownership: 11,240,000 shares owned by DDC Holdings and 1,000 shares owned by his wife. The amounts shown for Mr. Cordes and Mr. Zetsche do not include 4,935,361 shares of common stock owned by Diesel Project Development for which each disclaims beneficial ownership.

      For the executive officers, the amounts shown in the table include shares that they have the right to acquire upon exercising options on or before May 15, 2000, as follows: Mr. Penske — 97,500 shares; Mr. Koci — 97,500 shares; Mr. McClure — 17,500 shares; Mr. Allran — 22,500 shares; and Mr. Sharp — 7,125 shares. The executive officers, as a group, have the right to acquire 303,500 shares of the common stock upon exercising options on or before May 15, 2000.

      The amounts shown for Messrs. Koci and Allran also include deferred stock awards (Mr. Koci — 41,024 shares and Mr. Allran — 20,512 shares). The deferred stock awards are vested and will be issued to a person 90 days after termination of his employment. Until issued, these persons have no voting or disposition rights on their deferred stock.

      The amounts shown for Messrs. Doddridge, Donnelly, Hoglund and Welch include the common stock equivalent of director compensation deferred by each of them pursuant to the company’s Deferred Compensation Plan for Directors.

APPENDIX C — EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides compensation information for the 1999, 1998 and 1997 fiscal years for the company’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer, and for a former executive officer.

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other	Securities
				Annual	Underlying	All Other
	Fiscal	Salary	Bonus	Compensation	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)	($)

Roger S. Penske	1999	$475,000	$780,000	0	0	0
Chairman	1998	$450,000	$633,000	0	15,000	0
	1997	$450,000	$455,000	0	20,000	0

Ludvik F. Koci	1999	$460,000	$585,000	$1,200	0	$10,400
Vice Chairman	1998	$435,000	$474,750	$800	15,000	$10,400
	1997	$425,000	$341,000	$119,259	20,000	$10,400

Charles G. McClure	1999	$445,000	$585,000	$1,200	0	$10,400
President and	1998	$425,000	$395,620	$95,600	15,000	$10,400
Chief Executive Officer	1997	$145,208	$325,000	0	20,000	0

Robert R. Allran	1999	$282,617	$248,000	$1,200	0	$10,400
Executive Vice President –	1998	$260,700	$210,000	$800	6,000	$10,400
Engineering and Operations	1997	$234,888	$167,000	$59,620	6,000	$10,400

Calvin C. Sharp	1999	$218,000	$248,000	$1,200	0	$10,400
Senior Vice President –	1998	$190,000	$210,000	$800	5,000	$10,400
Administration	1997	$178,502	$82,000	0	5,000	$10,400

Timothy D. Leuliette	1999	$465,000	$585,000	0	0	0
Former Vice Chairman	1998	$440,000	$474,750	0	15,000	0
	1997	$425,000	$341,000	0	70,000	0

      The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of the company’s salaried employees. It also does not include certain perquisites and other personal benefits, securities or property received by these executive officers, not material in amount.

      The “Salary” column includes salary reduction elections made under the company’s 401(k) plan for salaried employees and its flexible benefits plan. The “Other Annual Compensation” column includes for 1998, profit sharing; for 1998 for Mr. McClure, a special incentive payment; and for 1997 for Messrs. Koci and Allran, reimbursements for taxes associated with the vesting of restricted stock. The “All Other Compensation” column includes the company’s matching contributions under the company’s 401(k) plan.

Option Values at Fiscal Year End

      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by Messrs. Penske, Koci, McClure, Allran and Sharp as of December 31, 1999. This table also shows the value on that date of their “in-the-money” options, which is the positive spread, if any, between the exercise price of existing stock options and $19.19 per share (the closing market price of the common stock on December 31, 1999). No options were exercised in 1999 by any of these persons.

	Number of Securities	Value of Unexercised
	Underlying Unexercised Options	In-the-Money Options
	at Fiscal Year-End	at Fiscal Year-End
	(#)	($)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

Roger S. Penske	88,750/21,250	$21,880/$21,880

Ludvik F. Koci	88,750/21,250	$21,880/$21,880

Charles G. McClure	13,750/21,250	$ 0/$ 0

Robert R. Allran	19,500/ 7,500	$ 6,564/$ 6,564

Calvin C. Sharp	5,250/ 6,250	$ 2,735/$ 2,735

Employee Benefit Plan

      The company maintains the Detroit Diesel Corporation Employees’ Pension Plan (the “Salaried Plan”), under which salaried employees of the company are eligible to participate on the first of the month following 30 days of employment. The Salaried Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a defined benefit plan of the type known as a “cash balance plan.” Each payroll period during the plan year, the company credits to a participant’s hypothetical account an amount equal to 6.25% of the participant’s annual base salary; the participant’s account is increased annually at an indexed rate of interest, based on the rate of return for one-year U.S. Treasury Bills. Upon retirement, a participant may elect to receive the value of his account in a lump sum or in the form of an annuity. A minimum benefit is payable under the Salaried Plan equal to 1.31% of the participant’s highest five year average annual compensation during the participant’s last ten years of employment times his years of service, plus 0.32% of average annual compensation in excess of two times his “covered compensation” (based on Social Security wages), times his years of service (up to a maximum of 35 years). The compensation covered by the Salaried Plan is a participant’s base pay during a calendar year. A participant’s compensation covered under the Salaried Plan is generally the same as that shown in the “salary” column of the Summary Compensation Table. However, pursuant to Section 401(a)(17) of the Code, the amount of compensation that can be considered in computing benefits under the Salaried Plan was $160,000 for each of 1998 and 1999 and will be $170,000 for 2000, and, under current law, will be raised in $10,000 increments in succeeding years by annual cost-of-living adjustments determined by the U.S. Secretary of the Treasury. In addition, the company has implemented the Detroit Diesel Supplemental Executive Retirement Plan (the “SER Plan”), an unfunded, nonqualified benefit plan for executive officers designated by the Compensation Committee. Participants under this plan are entitled to a benefit that, when aggregated with the amount that they receive under the Salaried Plan, would cause them to receive an amount equal to the amount they would have received under the Salaried Plan without applying the IRS compensation and maximum benefit limits. Participants who formerly worked for General Motors will also receive a benefit based on General Motors service and the formula in the General Motors Pension Plan as in effect on December 31, 1987, and the participant’s average annual compensation at the time of retirement or termination of employment.

      The estimated annual benefits payable upon retirement, including the amount of the benefit based on any General Motors service (based on an expected retirement age of 65, straight life form of payments and deductions for social security) and benefits under the SER Plan, are for Mr. Koci — $270,048, Mr. McClure — $315,644, Mr. Allran — $219,601, and Mr. Sharp — $139,511. Credited years of service under the Salaried Plan as of December 31, 1999, are for Mr. Koci — 45 years, Mr. McClure — 2 years, Mr. Allran — 34 years, and Mr. Sharp — 26 years.

      Participants become 100% vested upon completion of five or more years of service, or upon the attainment of age 65 or death while in the employ of the company. Mr. McClure will not become vested until 2002.

P R O X Y

DETROIT DIESEL CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
APRIL 19, 2000

This Proxy is Solicited on Behalf of Detroit Diesel Corporation’S Board of Directors.

The undersigned hereby appoints Charles G. McClure and Robert E. Belts, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Detroit Diesel Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Detroit Diesel Corporation, in Detroit, Michigan on Wednesday, April 19, 2000, at 9:30 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Notice of Annual Meeting and Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

Employees participating in the company’s employee’s savings plans may use this proxy to instruct the plan trustees how to vote the shares held for such employees, and the trustees will vote such shares, subject to the applicable plan, in accordance with such instructions. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board Of Directors’ recommendations, please sign and date the reverse side; no boxes need to be checked.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

(Continued and to be signed on other side)

FOLD AND DETACH HERE

Please mark your votes as indicated in this example [ X ]

The Board of Directors Recommends a Vote FOR Items 1 and 2

Item 1-ELECTION OF DIRECTORS		WITHHELD	Item 2-APPROVAL OF	FOR	AGAINST	ABSTAIN

Nominees: Gary G. Jacobs	FOR [ ]	FOR ALL [ ]	DELOITTE & TOUCHE AS AUDITORS	[ ]	[ ]	[ ]

Joseph F. Welch

R. Jamison Williams, Jr.

WITHHELD FOR: (WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW)

I PLAN TO ATTEND MEETING	[ ]

COMMENTS/ADDRESS CHANGE Please mark this box if you have written comments/address change on the reverse side.	[ ]

Receipt is hereby acknowledged of the Detroit Diesel Corporation Notice Of Annual Meeting And Proxy Statement.

Signature(s)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE